NEWS RELEASE
JULY 26, 2005
FOR IMMEDIATE RELEASE
CONTACT:   ANDY L. NEMETH
                            PATRICK INDUSTRIES, INC.
                  REPORTS SECOND QUARTER AND SIX MONTHS RESULTS

     Elkhart, Indiana - - - - Paul E. Hassler, President and Chief Executive Officer of Patrick Industries, Inc. (PATK), today announced net sales and operating results for the three and six month periods ending June 30, 2005. Second quarter 2005 net sales increased slightly from $78,621,000 in 2004 to $78,645,000 in 2005. Year to date net sales increased $14,042,000, or 9.7%, from $144,333,000 in 2004 to $158,375,000 in 2005. Net income for the second quarter 2005 decreased from $555,000, or $.12 per share, in 2004 to $238,000, or $.05 per share, in 2005. The second quarter of 2004 includes a pre-tax gain of $353,000 related to proceeds on a life insurance policy. Year to date net income increased from $33,000, or $.01 per share, in 2004 to $107,000, or $.02 per share, in 2005. Mr. Hassler said, "While we have increased sales and market penetration into the Manufactured Housing industry, overall sales levels decreased from the robust first quarter trend due primarily to production declines as a result of excess finished goods inventory levels at certain of our recreational vehicle customers."

     Shipment levels in the Manufactured Housing industry, which represent 42% of the Company's sales, have increased approximately 3% through June over the 2004 levels. Shipment levels in the Recreational Vehicle industry, which represent 29% of the Company's sales, have remained consistent with the 2004 figures increasing approximately 1% through May, 2005. The Company's sales to the Industrial markets have continued to increase and represent 29% of the consolidated sales at June 30, 2005.

     Mr. Hassler said, "Certain of our sales initiatives have been met with significant competitive pricing pressures as a result of market conditions in the industries that we serve, however, we remain committed to the execution of our strategic plan and the investments that we have made in personnel, property, and equipment. While we are currently operating at approximate break-even sales levels, the Company has the resources and infrastructure in place to support significant future growth and profitability."

     Patrick Industries is a major manufacturer of component products and distributor of building products serving the Manufactured Housing, Recreational Vehicle, Kitchen Cabinet, Furniture, Marine, and other industrial markets and operates coast to coast in thirteen states.

                                      # # #

                            PATRICK INDUSTRIES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS


     INCOME STATEMENT
     ----------------

                                           THREE MONTHS ENDED             SIX MONTHS ENDED
                                                JUNE 30                       JUNE 30
                                           2005          2004            2005          2004
                                           ----          ----            ----          ----

Net sales                             $ 78,645,000   $ 78,621,000   $158,375,000   $144,333,000
Cost of goods sold                      69,081,000     69,083,000    140,009,000    127,202,000
Warehouse and delivery expenses          3,442,000      3,513,000      6,982,000      6,674,000
Selling, general, and
  administrative expenses                5,337,000      4,970,000     10,547,000     10,126,000
Interest expense, net                      389,000        138,000        659,000        276,000
                                      ------------   ------------   ------------   ------------
  Income before income taxes               396,000        917,000        178,000         55,000
Income taxes                               158,000        362,000         71,000         22,000
                                      ------------   ------------   ------------   ------------


    NET INCOME                        $    238,000   $    555,000   $    107,000         33,000
                                      ============   ============   ============   ============

EARNINGS PER COMMON SHARE             $        .05   $        .12   $        .02   $        .01
                                      ============   ============   ============   ============

Weighted average shares outstanding      4,761,121      4,697,159      4,754,190      4,668,950




     BALANCE SHEET
     -------------
                                                            JUNE 30
                                                     2005            2004
                                                     ----            ----

CURRENT ASSETS
  Cash and cash equivalents                      $     53,000   $     94,000
  Trade receivables, net                           22,438,000     23,499,000
  Inventories                                      39,483,000     34,305,000
  Prepaid expenses                                  1,131,000        848,000
  Deferred tax assets                               1,658,000      1,954,000
                                                 ------------   ------------
    Total current assets                           64,763,000     60,700,000
                                                 ------------   ------------

PROPERTY AND EQUIPMENT, NET                        36,562,000     33,710,000
                                                 ------------   ------------

OTHER ASSETS                                        2,907,000      3,001,000
                                                 ------------   ------------


    TOTAL ASSETS                                 $104,232,000   $ 97,411,000
                                                 ============   ============


CURRENT LIABILITIES
  Current maturities of long-term debt           $  4,227,000   $  3,671,000
  Short-term borrowings                                 - - -      2,000,000
  Accounts payable and accrued liabilities         18,019,000     21,523,000
                                                 ------------   ------------
    Total current liabilities                      22,246,000     27,194,000
                                                 ------------   ------------

LONG-TERM DEBT, LESS CURRENT MATURITIES            18,545,000      7,771,000
                                                 ------------   ------------

OTHER LONG-TERM LIABILITIES                         2,996,000      2,503,000
                                                 ------------   ------------

SHAREHOLDERS' EQUITY                               60,445,000     59,943,000
                                                 ------------   ------------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $104,232,000   $ 97,411,000
                                                 ============   ============